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                              MEASUREX CORPORATION                  Exhibit 11.0
                      COMPUTATION OF NET INCOME PER SHARE
                                  (Unaudited)
               _________________________________________________
              (Dollar amounts in thousands except per share data)
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

                                                Three  Months  Ended     Six Months Ended
                                                ---------------------   ------------------
                                                 June 2,     June 4,    June 2,    June 4,
                                                   1996        1995       1996      1995
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
Primary:
      Average shares outstanding                   15,919      16,621     15,861    16,736

      Net effect of dilutive stock options
        based on the treasury stock method
        using average market price                    520         678        553       579
                                                  -------     -------    -------   -------

      Average common and common
        equivalent shares outstanding              16,439      17,299     16,414    17,315
                                                  =======     =======    =======   =======

      Net income                                  $ 9,855     $ 5,224    $17,726   $ 8,705
                                                  =======     =======    =======   =======

      Net income per share                        $   .60     $   .30    $  1.08   $   .50
                                                  =======     =======    =======   =======

Fully diluted: (Note A)

      Average shares outstanding                   15,919      16,620     15,861    16,639

      Net effect of dilutive stock options
        based on the treasury stock method
        using quarter-end market price or
        average market price when greater
        than quarter-end price                        560         739        575       760
                                                  -------     -------    -------   -------

     Average common and common
       equivalent shares outstanding               16,479      17,359     16,436    17,399
                                                  =======     =======    =======   =======

     Net Income                                   $ 9,855     $ 5,224    $17,726   $ 8,705
                                                  =======     =======    =======   =======
     Net income per share                         $   .60     $   .30    $  1.08   $   .50
                                                  =======     =======    =======   =======
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     Note A:  Fully diluted earnings per share have been calculated in accordance with Accounting Principles Board Opinion No. 15,
              "Earnings Per Share".